EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE             Contact:  John W. Conlon
---------------------                       Chief Financial Officer
January 20, 2004                            (740) 373-3155


             PEOPLES BANCORP INC. REPORTS 2003 RESULTS OF OPERATIONS
            ---------------------------------------------------------


         MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) announced a net loss of $142,000, or $0.01 per diluted share, for the fourth quarter of 2003, compared to net income of $4,500,000, or $0.51 per diluted share, a year ago. Earnings in the fourth quarter of 2003 were reduced by $5,372,000 of after-tax net charges resulting from the previously announced balance sheet restructuring, which included losses on sales of investment securities, penalties associated with the prepayment of long-term debt and gain on sale of credit card portfolio. Excluding the impact of these transactions, earnings in the fourth quarter of 2003 would have been $5,230,000, or $0.48 per diluted share.
         Net income in 2003 was $16,254,000, or $1.52 per diluted share, down from $18,752,000, or $2.19 per diluted share, a year ago. Excluding the after-tax impact of the aforementioned transactions, earnings in 2003 would have been $21,902,000, or $2.05 per diluted share. Peoples' lower earnings per share in 2003 were attributable to continued net interest margin compression resulting from assets repricing downward, coupled with additional common shares outstanding. In addition, net income in 2002 was positively impacted by Peoples' repurchase of $7.0 million of trust preferred securities issued by PEBO Capital Trust I, at a significant discount, resulting in an after-tax gain of $410,000, or $0.04 per diluted share.
         "Our operating results reflect the difficulty of building upon the success of 2002, especially considering the challenging economic and interest rate conditions," said Robert E. Evans, Peoples' Chairman and CEO. "The balance sheet restructuring in the fourth quarter allows Peoples to be better positioned for long-term earnings growth."
         In the fourth quarter of 2003, net interest income was $12,885,000 compared to $14,085,000 last quarter and $11,619,000 a year ago. Net interest margin was 3.32% in the fourth quarter of 2003 versus 3.58% and 3.87% for the third quarter of 2003 and fourth quarter of 2002, respectively. The net interest margin for the fourth quarter of 2003 was negatively impacted by approximately $376,000, or 9 basis points, of combined additional premium amortization of $296,000 and interest income reversals of $80,000 on mortgage-backed securities identified during an analysis and reconcilement process of the investment portfolio resulting from the conversion to a new bond accounting system. This reconcilement resulted in the recognition of the additional premium amortization expense for the quarter and the reversal of interest income that had been recognized during earlier periods in 2003. Additionally, a decline in interest income on loans of approximately $621,000, or 15 basis points of margin, during the fourth quarter of 2003 also contributed to the decrease in net interest income and net interest margin. Interest expense from interest-bearing liabilities decreased by approximately $515,000 resulting in an increase in net interest margin of 13 basis points for this quarter when compared to the third quarter of 2003. For the year ended December 31, 2003, net interest income totaled $53,605,000 and net interest margin was 3.52% compared to $47,652,000 and 4.17% for the same period in 2002.
         "Recent acquisitions, coupled with an investment growth strategy in the first quarter, increased earning assets, and produced higher levels of net interest income in 2003," said Jack Conlon, Peoples' Chief Financial Officer. "However, we continue to experience net interest margin compression, both from assets repricing downward and our limited ability to lower our costs of funds to match the decline in yields. In addition, the high rate of prepayments on mortgage-backed investment securities has negatively impacted yields in the investment portfolio due to accelerated amortization of bond premiums and return of principal. While net interest margin pressures could continue as long as rates remain at their current low levels, recent restructurings of investment securities and FHLB borrowings are expected to have a positive impact on future net interest income and margin although there is still the possibility of additional margin compression."
         On December 31, 2003, Peoples adopted the Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), as required. The adoption of FIN 46 caused Peoples to deconsolidate its subsidiary grantor trusts, which issued mandatorily redeemable preferred securities of the grantor trusts to third parties. As a result, Peoples recognizes the junior subordinated debentures owned by the grantor trusts as liabilities on the balance sheet and the related expense as interest expense versus non-interest expense as it had been classified in the past. Peoples elected to apply the requirements of FIN 46 retroactively, as permitted, which resulted in the restatement of prior periods and certain financial ratios, including net interest margin, efficiency and non-interest leverage ratios. The adoption of FIN 46, and subsequent restatement, did not have any impact on Peoples' net income or stockholders' equity.
         Non-interest income was $4,758,000 for the fourth quarter of 2003, up 16% from $4,110,000 for 2002's fourth quarter. For the year ended December 31, 2003, non-interest income grew 21%, totaling $18,281,000 compared to $15,092,000 a year ago. These increases were attributable to higher deposit service charge income and mortgage banking revenues, while revenues from Peoples' e-banking services and fiduciary activities were also significant contributors.
         "We are pleased with the double-digit growth in non-interest income, which eased some of the earnings pressure experienced from the continued compression of net interest margin," commented Mark Bradley, Peoples' Chief Operating Officer. "Although our mortgage banking revenues decreased during the fourth quarter due to a slow down in the refinance market, mortgage banking is a key part of Peoples' long-term business strategy. Our associates remain committed to building long-lasting relationships with our customers which should further enhance top-line revenues."
         Deposit account service charges totaled $2,219,000 for the fourth quarter of 2003 and $8,192,000 for the year ended December 31, 2003, up 12% and 17%, respectively, compared to the same periods in 2002 due to higher volumes of overdraft and non-sufficient funds fees. Peoples' mortgage banking activities produced revenues of $385,000 for the three months ended December 31, 2003, versus $135,000 for 2002's fourth quarter due to increased activity prompted by both the low interest rate environment and increased focus on mortgage banking operations during 2003. On a year-to-date basis, mortgage banking income was $1,352,000 in 2003 compared to $157,000 in 2002, as Peoples began selling loans into the secondary market in late 2002. Peoples' fiduciary revenues improved to $777,000 (or 30%) for the fourth quarter of 2003 and $3,363,000 (or 36%) for the year ended December 31, 2003, compared to $597,000 and $2,479,000 for the same periods a year ago, respectively. A significant amount of this increase is from increased trust assets under management due to the Kentucky Bancshares acquisition in May 2003. E-banking revenues, primarily ATM and debit card fees, totaled $538,000 for the fourth quarter of 2003, up 11% from a year ago, and grew to $2,055,000 in 2003, from $1,729,000 in 2002, an increase of 19%.
         Non-interest expense was $17,329,000 in the fourth quarter of 2003 versus $8,690,000 for of the same period in 2002, with the $6.8 million of FHLB prepayment penalties accounting for the majority of the increase. Salaries and benefits, Peoples' largest operating expense, totaled $5,054,000 for the quarter ended December 31, 2003, an increase of 12% from a year ago due primarily to the addition of approximately 70 associates in conjunction with acquisitions. For the fourth quarter of 2003, occupancy and equipment costs increased 16%, as acquisitions and investments in technology produced additional depreciation expense in 2003, while intangible amortization more than doubled from a year ago, also due to acquisitions. On a year-to-date basis, non-interest expense totaled $45,903,000 through December 31, 2003, up 37% from $33,621,000 in 2002.
Excluding the FHLB prepayment penalties and intangible amortization expense, non-interest expense increased 14% in 2003 compared to the prior year largely attributable to additional expenses incurred as a result of the Kentucky Bancshares acquisition and a full-year impact of the First Colony acquisition completed in mid-2002.
         The non-interest leverage ratio serves as a measurement of efficiency and performance. The ratio, defined as non-interest income as a percentage of operating expenses, excludes gains and losses on securities transactions, asset disposals and sale of credit card portfolio, as well as intangible asset amortization and FHLB prepayment penalties. In 2003, the non-interest leverage ratio was 48.7%, an improvement from 45.8% a year ago, due to stronger non-interest revenues and controlled expense growth.
         "Cost control is a key focus as we strive to be an efficient company, which is reflected in the improved non-interest income leverage ratio," commented Bradley. "Peoples' ability to efficiently offer products and services to its customers, particularly in this low interest rate environment, is an important key to improved profitability. In 2004, our focus will continue to be revenue diversification and a focus on non-interest income growth."
         Nonperforming loans comprised 0.73% of total loans at December 31, 2003 compared to 0.88% at December 31, 2002, while nonperforming assets comprised 0.41% and 0.55% of total assets for the same periods, respectively. In the fourth quarter of 2003, Peoples' provision for loan losses was $915,000, down from $920,000 in the prior quarter and down from $1,044,000 a year ago. At December 31, 2003, the allowance for loan losses was $14.6 million, or 1.59% of total loans, compared to $13.1 million, or 1.54% of total loans, at year-end 2002.
          "Peoples' solid asset quality has remained a source of strength during the recent period of economic uncertainty," stated Bradley. "We are pleased with the lower level of net chargeoffs for the year, which reflects our commitment to underwriting standards that produce higher quality loans."
         In the fourth quarter of 2003, net loan chargeoffs were $763,000, down from $843,000 a year ago, which is attributable to fewer commercial loan chargeoffs. Commercial loans comprise the largest portion of net chargeoffs, totaling $250,000 and $381,000 for the three months ended December 31, 2003 and 2002, respectively. Net chargeoffs relating to the Overdraft Privilege Program were $216,000 in the fourth quarter of 2003 versus $196,000 in 2002's fourth quarter. Consumer loan net chargeoffs were $174,000 for the fourth quarter of 2003, down from $218,000 last year, while real estate net chargeoffs totaled $72,000 and $11,000 for the same periods, respectively. In 2003, net chargeoffs were down 26% compared to 2002, totaling $2,685,000 versus $3,642,000, due almost entirely to Peoples charging down a group of troubled loans that were part of a single client relationship in the first half of 2002.
         At December 31, 2003, loans totaled $917.8 million, up $67.0 million since year-end 2002, due mainly to loans acquired in the Kentucky Bancshares acquisition. Peoples also internally generated nearly $70 million of commercial loans in 2003, partially offsetting declines in real estate and consumer loans and the impact of the sale of Peoples' credit card portfolio. Throughout 2003, real estate loan balances declined primarily due to Peoples' increased mortgage banking activities that resulted in $66.9 million of mortgage loan originations being sold into the secondary market during the year. Consumer loan balances continue to drop due to the combination of a decrease in demand and Peoples' focus on commercial and real estate based loans.
         Late in the fourth quarter of 2003, Peoples entered into an agreement to sell its existing credit card portfolio. Preliminary settlement of the sale occurred on December 31, 2003, which resulted in Peoples recognizing a pre-tax gain of $1.2 million, net of expenses. Final settlement of the sale is expected to be completed in the first quarter of 2004, with conversion of the portfolio in the second quarter of 2004. Through a new alliance marketing program, Peoples will continue to make available credit cards to its current customers and prospects. This alliance is expected to produce benefits for Peoples' customers as it will offer enhanced product features, such as rewards programs and lower interest rates, as well as Peoples' shareholders by maintaining an ongoing revenue stream and further penetrating its customer base.
          "Overall, our results reflect our continued focus on creating long-term stakeholder value," summarized Bradley. "We are optimistic recent strategic actions, while negatively impacting our short-term performance, will allow us to produce long-term benefits for our customers, associates and shareholders."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.7 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 49 locations and 32 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples' Internet banking product at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
         Peoples will conduct a facilitated conference call to discuss 2003 results of operations on January 21, 2004, at 4:00 p.m. eastern time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (877) 735-0939. A simultaneous Webcast of the conference call audio will be available online via the home page and/or Investor Relations section of www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website for 30 days.

Safe Harbor Statement:
         This press release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment impact interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions adversely affect Peoples' business; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the outcome of regulatory and legal proceedings and (11) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"). Peoples undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Copies of documents filed with the SEC are available free of charge at the Commission's website at http://www.sec.gov and/or from Peoples' website.

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

PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)

                                                        ---------------------------------      ---------------------------------
                                                               Three Months Ended                         Year Ended
(in $000's, except per share data)                                December 31,                           December 31,
                                                              2003              2002                 2003              2002
                                                        ---------------------------------      ---------------------------------
PER SHARE DATA (a) Net (loss) income per share:
   Basic                                                $        (0.01)    $        0.53       $         1.56     $        2.25
   Diluted                                              $        (0.01)    $        0.51       $         1.52     $        2.19
Cash dividends declared per share                       $         0.18     $        0.14       $         0.65     $        0.56
Book value per share                                    $        16.11     $       14.97       $        16.11     $       14.97
Tangible book value per share (b)                       $        11.76     $       11.85       $        11.76     $       11.85
Closing stock price at end of period                    $        29.51     $       24.38       $        29.51     $       24.38
Dividend payout as a percentage of net income                       NM            26.60%               42.06%            24.91%
Actual shares outstanding (net of treasury shares)          10,603,792         9,829,965           10,603,792         9,829,965
Weighted average shares outstanding:
   Basic                                                    10,614,989         8,522,526           10,433,708         8,329,109
   Diluted                                                  10,874,876         8,762,246           10,660,083         8,557,591

PERFORMANCE RATIOS (c)
Return on average equity                                        -0.33%            15.25%                9.75%            17.69%
Return on average assets                                        -0.03%             1.32%                0.95%             1.46%
Non-interest leverage ratio (d)                                 47.38%            48.50%               48.68%            45.77%
Efficiency ratio (e)                                            55.59%            52.50%               51.06%            51.36%
Net interest margin (fully tax equivalent)                       3.32%             3.87%                3.52%             4.17%
Net loan chargeoffs as a percentage of average loans             0.33%             0.39%                0.30%             0.44%

NET CHARGEOFFS
Gross chargeoffs                                        $        1,111     $       1,005       $        3,786     $       4,328
Recoveries                                              $          348     $         162       $        1,101     $         686
                                                        ---------------   ---------------      ---------------   ---------------
     Net chargeoffs                                     $          763     $         843       $        2,685     $       3,642
                                                        ---------------------------------      ---------------------------------

NM = Not meaningful

(a) Amounts adjusted for a 5% stock dividend issued August 29, 2003.
(b) Excludes balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c) Ratios for the three month periods ended December 31, 2003 and 2002 presented on an annualized basis.
(d) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization). The ratio for the three months and year ended December 31, 2003, excludes Federal Home Loan Bank prepayment penalties of $6,817,000 and $6,858,000, respectively, and gain on sale of credit card portfolio of $1,423,000. The ratio for the year ended December 31, 2002, excludes gain on early debt extinguishment of $631,000.
(e) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income. The ratio for the three months and year ended December 31, 2003, excludes Federal Home Loan Bank prepayment penalties of $6,817,000 and $6,858,000, respectively, and gain on sale of credit card portfolio of $1,423,000. The ratio for the year ended December 31, 2002, excludes gain on early debt extinguishment of $631,000.

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

             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                       Year Ended
                                                               December 31,                         December 31,
(in $000's)                                                2003              2002               2003              2002
                                                      -------------------------------      --------------   --------------
Interest income                                       $      21,836     $     20,658       $      91,655     $     82,968
Interest expense                                              8,951            9,039              38,050           35,316
                                                      --------------   --------------      --------------   --------------
     Net interest income                                     12,885           11,619              53,605           47,652
Provision for loan losses                                       915            1,044               3,601            4,067
                                                      --------------   --------------      --------------   --------------
Net interest income after provision for loan losses          11,970           10,575              50,004           43,585
Net (loss) gain on securities transactions                   (1,880)             114              (1,905)             216
Net loss on asset disposals                                     (32)             (58)               (261)             (72)
Gain on sale of credit card portfolio                         1,423                -               1,423                -
Gain on early debt extinguishment                                 -                -                   -              631
Non-interest income:
    Service charges on deposits                               2,219            1,977               8,192            6,976
    Fiduciary revenues                                          777              597               3,363            2,479
    Electronic banking revenues                                 538              483               2,055            1,729
    Mortgage banking income                                     385              135               1,352              157
    Insurance and investment commissions                        365              448               1,465            1,966
    Business owned life insurance                               343              386               1,403            1,471
    Other non-interest income                                   131               84                 451              314
                                                      --------------   --------------      --------------   --------------
        Total non-interest income                             4,758            4,110              18,281           15,092
Non-interest expense:
    Salaries and benefits                                     5,054            4,499              19,636           18,100
    Occupancy and equipment                                   1,228            1,061               4,561            3,915
    Data processing and software                                561              340               1,596            1,208
    Amortization of intangible assets                           470              215               1,493              646
    Professional fees                                           496              519               1,938            1,987
    Franchise taxes                                             313              212               1,126              745
    Bankcard costs                                              274              258               1,160              974
    Marketing                                                   198              228               1,053            1,006
    Long-term debt prepayment penalties                       6,817                -               6,858                -
    Other non-interest expense                                1,918            1,358               6,482            5,040
                                                      --------------   --------------      --------------   --------------
        Total non-interest expense                           17,329            8,690              45,903           33,621
                                                      --------------   --------------      --------------   --------------
(Loss) income before income taxes                            (1,090)           6,051              21,639           25,831
Income tax (benefit) expense                                   (948)           1,551               5,385            7,079
                                                      --------------   --------------      --------------   --------------
        Net (loss) income                             $        (142)    $      4,500       $      16,254     $     18,752
                                                      --------------   --------------      -------------------------------

Fully tax equivalent net interest income              $      13,307     $     12,032       $      55,266     $     49,264


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
PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCES
                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                       Year Ended
                                                               December 31,                         December 31,
(in $000's)                                                2003              2002               2003              2002
                                                      -------------------------------      -------------------------------
Average gross loans                                   $     920,903     $    858,670       $     894,419     $    824,731
Average earning assets                                    1,608,011        1,243,545           1,574,381        1,180,698
Average intangible assets                                    46,378           30,667              40,775           23,720
Average total assets                                      1,753,326        1,360,377           1,710,042        1,288,321
Average non-interest bearing deposits                       132,263          105,618             124,574          100,740
Average interest bearing deposits:
    Savings                                                 178,886          143,022             172,240          116,512
    Interest-bearing demand deposits                        267,029          279,845             272,799          279,407
    Time deposits                                           462,919          421,035             453,487          393,676
                                                      --------------   --------------      --------------   --------------
        Total average interest bearing deposits             908,834          843,902             898,526          789,595
Average stockholders' equity                          $     172,049     $    118,021       $     166,640     $    106,025
                                                      -------------------------------      -------------------------------
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

               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                                     -----------------   -----------------  -----------------
(in $000's, end of period)                                             December 31,       September 30,       December 31,
                                                                           2003                2003               2002
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO
Commercial, financial, and agricultural                              $        512,069    $        496,975   $        392,528
Real estate, construction                                                      21,056              17,714             16,231
Real estate, mortgage                                                         304,573             314,303            331,948
Consumer                                                                       79,926              86,108            103,635
Credit card (a)                                                                   221               6,302              6,549
                                                                     -----------------   ------------------------------------
     Total loans                                                     $        917,845    $        921,402   $        850,891

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.59%               1.57%              1.54%
Allowance for loan losses as a percent of
    nonperforming loans (b)                                                    216.1%              254.7%             175.3%
Nonperforming loans as a percent of total loans (b)                             0.73%               0.61%              0.88%
Nonperforming assets as a percent of total assets                               0.41%               0.39%              0.55%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned                                                           0.78%               0.75%              0.89%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            188    $            874   $            407
   Renegotiated loans                                                $              -    $            684   $          2,439
   Nonaccrual loans                                                  $          6,556    $          4,105   $          4,617
   Other real estate owned                                           $            392    $          1,279   $            148
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          7,136    $          6,942   $          7,611

REGULATORY CAPITAL (c)
Tier 1 risk-based capital                                                       14.08%              14.54%             15.43%
Total risk-based capital ratio (Tier 1 and Tier 2)                              15.43%              15.88%             16.79%
Leverage ratio                                                                   8.68%               8.88%             10.56%

Tier 1 capital                                                       $        147,591    $        152,862   $        139,208
Total capital (Tier 1 and Tier 2)                                    $        161,780    $        166,952   $        151,404
Total risk-weighted assets                                           $      1,048,295    $      1,051,489   $        901,973

SUPPLEMENTAL DATA
Trust assets under management                                        $        632,868    $        578,958   $        500,338
Employees (full-time equivalent)                                                  511                 498                462
Full service offices                                                               42                  43                 39
Supermarket offices                                                                 4                   4                  4
ATMs                                                                               32                  33                 30
Announced treasury share plans: (d)
    Total shares authorized for plan                                          315,000             315,000            202,125
    Shares purchased                                                           61,300              53,340                  -
    Average price                                                    $          27.96    $          25.54   $              -
                                                                     -----------------   -----------------  -----------------

(a) Balance at December 31, 2003, represents nonqualifying balances not included in preliminary settlement of credit card portfolio sale subject to final settlement.
(b) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.
(c) December 31, 2003 data based on preliminary analysis and is subject to revision.
(d) 2003 data reflects 2003 Stock Repurchase Program of 315,000 shares. 2002 data reflects 2002 Stock Repurchase Program of 202,125 shares. All share amounts adjusted for stock dividends. Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated.


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


                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                       December 31,           December 31,
                                                                                      2003                   2002
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          73,426      $          55,550
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $634,801 at December 31, 2003, and $402,048 at
     December 31, 2002)                                                                   641,464                412,100
Loans, net of unearned interest                                                           917,845                850,891
Allowance for loan losses                                                                 (14,575)               (13,086)
                                                                                   ---------------        ---------------
     Net loans                                                                            903,270                837,805
Bank premises and equipment, net of accumulated depreciation                               22,155                 18,058
Goodwill                                                                                   41,407                 25,504
Other intangible assets                                                                     7,298                  5,234
Other real estate owned                                                                       392                    148
Other assets                                                                               46,692                 39,962
                                                                                   ---------------        ---------------
          TOTAL ASSETS                                                          $       1,736,104      $       1,394,361
                                                                                   ---------------        ---------------

LIABILITIES
Non-interest bearing deposits                                                   $         133,709      $         115,907
Interest bearing deposits                                                                 894,821                839,970
                                                                                   ---------------        ---------------
     Total deposits                                                                     1,028,530                955,877
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                     108,768                 48,183
Long-term borrowings                                                                      388,647                203,829
Mandatorily redeemable capital securities of subsidiary trust                              29,177                 29,090
Accrued expenses and other liabilities                                                     10,102                 10,199
                                                                                   ---------------        ---------------
          TOTAL LIABILITIES                                                             1,565,224              1,247,178

STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,603,792 shares issued at December 31, 2003, and
   9,421,222 shares issued at December 31, 2002)                                          161,005                129,173
Accumulated comprehensive income, net of deferred income taxes                              4,255                  6,446
Retained earnings                                                                           7,781                 12,650
Treasury stock, at cost (101,146 shares at December 31, 2003,
   and 59,351 shares at December 31, 2002)                                                 (2,161)                (1,086)
                                                                                   ---------------        ---------------
          TOTAL STOCKHOLDERS' EQUITY                                                      170,880                147,183
                                                                                   ---------------        ---------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $       1,736,104      $       1,394,361
                                                                                   ---------------        ---------------



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